Exhibit 99

Anadarko Announces Phase 2 Canadian Property Sale

Wednesday November 10, 7:57 am ET

HOUSTON--(BUSINESS WIRE)--Nov. 10, 2004--Anadarko Petroleum Corporation (NYSE:APC - News) announced today the signing of sale agreements for the divestiture of its Phase 2 Canadian properties to two undisclosed buyers for approximately $853 million Cdn (about $715 million USD).

The package is made up of various assets in Alberta and Northeast British Columbia representing an estimated 55 million barrels of oil equivalent (BOE) of proved reserves as of the effective date of the sale, Sept. 1, 2004 (or an estimated 61 million BOE of proved reserves as of year-end 2003). The average production in September for the properties was 22,200 BOE per day. Both reserves and production are net after royalties.

The properties to be sold include interests in 84 fields no longer considered by Anadarko to be core to the company's ongoing strategy. Combined with the earlier Phase 1 divestiture, Anadarko expects to realize significant operational efficiencies by selling 76 percent of the fields in its Canadian portfolio, but only 25 percent of the reserves.

"This is another major step in executing the corporate strategy Anadarko outlined in June - we're ahead of schedule on the sale process and exceeding our value estimates," said Jim Hackett, Anadarko President and CEO. "Going forward, our refocused portfolio should deliver better returns on capital and higher sustained growth rates," Hackett said.

The primary Canada Phase 2 transaction consists of the sale of an Anadarko subsidiary, permitting Anadarko to preserve valuable tax pools that will result in substantial future tax savings. The second transaction is a sale of a small suite of assets. Both transactions are subject to normal closing conditions and purchase price adjustments and are expected to close by year-end 2004. Transaction advisors for Anadarko for this sale are Deutsche Bank Securities Inc. and Waterous & Co.

Anadarko Petroleum Corporation's mission is to deliver a competitive and sustainable rate of return to shareholders by developing, acquiring and exploring for oil and gas resources vital to the world's health and welfare. As of year-end 2003, the company had 2.5 billion barrels of oil equivalent of proved reserves, making it one of the world's largest independent exploration and production companies. Anadarko's operational focus extends from the deepwater Gulf of Mexico, up through Texas, Louisiana, the Mid-Continent, western U.S. and Canadian Rockies and onto the North Slope of Alaska. Anadarko also has significant production in Algeria, Venezuela and Qatar, and production or exploration positions in several other countries. For more information about how Anadarko is bringing excellence to the surface, please visit: www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. See Regulatory Matters and Additional Factors Affecting Business in the Management's Discussion and Analysis included in the company's 2003 Annual Report on Form 10-K.

Contact:

Anadarko Petroleum Corporation (MEDIA)

Nadine Barber, 403-231-0509 (Calgary)

nadine_barber@anadarko.com

Lee Warren, 832-636-3321 (Houston)

lee_warren@anadarko.com

or

Anadarko Petroleum Corporation (INVESTORS)

David Larson, 832-636-3265

david_larson@anadarko.com

Stewart Lawrence, 832-636-3326

stewart_lawrence@anadarko.com

Source: Anadarko Petroleum Corporation